Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Douglas Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Reports Record Results for Second Quarter 2010

Revenue Increases 19% to Record $15.0 Million

Recurring Revenue Sets Record at $5.6 Million, an Increase of 24%

Record Gross Margin Dollars of $10.1 Million

Operating Loss Decreases 14% to $5.7Million

Net Loss Declines 48% to $3.9 Million

Company Reiterates 2010 Outlook

St. Louis, MO, August 2, 2010 —Stereotaxis, Inc. (NASDAQ: STXS) today reported record results for the second quarter ended June 30, 2010.  Results included record recurring revenue, record gross margin dollars, a decline in the operating loss and a significant reduction in the net loss.  In addition, new capital orders more than doubled from the level in the second quarter of 2009 to $10.2 million.

Revenue for the recent second quarter totaled $15.0 million, 19% above $12.6 million in revenue in the second quarter of 2009.  The growth was driven by a 16% increase in revenue from capital equipment and higher recurring revenue.  The Company recognized revenue on seven Niobe® Magnetic Navigation Systems and $2.5 million in Odyssey™ systems.  Disposables, services and accessories revenue set another record at $5.6 million, 24% above recurring revenue in the second quarter last year, reflecting continued growth in clinical procedures.

For the first six months of 2010, revenue increased 8% to $25.6 million compared with $23.8 million in the first half of 2009.  Gross margin grew 14% to $17.8 million, or 69.4% of revenue, compared with $15.7 million, or 65.8% of revenue in the first half of the prior year.  Operating expenses were $29.7 million for the first six months of 2010 compared with $29.4 million in the same period of 2009.  The operating loss decreased to $11.9 million for the first six months of 2010 compared with $13.8 million for the comparable period of 2009.

Michael P. Kaminski, President and Chief Executive Officer, said, “This was a strong quarter for the Company and our results demonstrate that we are on track to hit our plan for 2010.   The success of our focus on driving adoption in the installed base, especially in the U.S, was reflected in our financial results, characterized by higher utilization, growing recurring revenue, and increased capital orders.  Of the $10.2 million in new orders, $5.1 million were generated in North America.  New orders were comprised of seven Niobe systems, including three in the U.S., two in Europe and two for the rest of the world, as well as $2.6 million in orders related to Odyssey.

“We remain focused on this key initiative, working closely with hospitals and clinicians to reinforce the safety and efficacy of our systems for complex EP procedures and to demonstrate the value that our technologies bring to patient care.  We have begun to see progress in driving adoption; we are at the beginning of this effort and there is much opportunity ahead in both the U.S. and internationally.

“The $10.1 million gross margin set another record and was a milestone for the company.  It is an example of the leveragability of our model as we continue to drive revenue growth.  We are committed to containing operating expenses and driving our bottom-line performance.  We are excited about the momentum and reiterate our outlook for revenue and key financial metrics for 2010,” concluded Mr. Kaminski.

Second Quarter 2010 Financial Performance

Gross margin for the quarter increased 26% to $10.1 million from $8.0 million in the second quarter of 2009.  This represented 67.2% of total revenue compared with 63.1% a year ago.  Second quarter operating expenses totaled $15.8 million, an increase of 8% compared with $14.6 million in the second quarter of 2009.  Included in the recent operating expenses were increased severance costs and foreign exchange totaling $0.7 million.

The operating loss in the second quarter was $5.7 million compared with $6.7 million in the same quarter of the prior year.  The Company reported a net loss for the 2010 second quarter of $3.9 million, or $0.08 per share.  The net loss includes a positive adjustment in value for warrants issued in 2008 of $0.05 per share as a result of the decline in the Company’s stock price at June 30, 2010 versus March 31, 2010.  This compares with a net loss for the second quarter of 2009 of $7.4 million, or $0.18 per share.  Excluding the effect of the repricing of the warrants in the recent second quarter, the net loss was $6.4 million, or $0.13 per share.  The weighted average shares for the second quarter of 2010 totaled 49.9 million compared with 41.7 million in the second quarter of last year.  The increase was due in large part to the issuance of 7.5 million shares as part of the stock offering completed in October 2009.

Cash burn for the first six months of 2010, including payments against the Biosense Webster advance, was $14.2 million compared with $17.3 million in the first six months of 2009.    Cash and equivalents at June 30, 2010 totaled $22.0 million, compared with $30.5 million at December 31, 2009.  Total debt was $26.7 million, including $15.5 million drawn against the Company’s $30 million line of credit.

2010 Financial Outlook

The Company reaffirmed its outlook for 2010 as follows:

•        New capital order growth in excess of 40%

•        Total revenue growth in the mid-20% range

•        Gross margins above 65%

•        Operating expenses between $60 and $65 million

Conference Call Information

The Company has scheduled a conference call for 4:30 p.m. Eastern Time today to discuss its financial results for the second quarter.  To access the conference call, please dial (877) 941-9205. International participants can call (480) 629-9835.  An audio replay of the call will be available for seven days following the call at (800) 406-7325 for U.S. callers or (303) 590-3030 for those calling outside the U.S.  The password required to access the replay is 4329312#.  The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=70601

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. Stereotaxis' Odyssey solutions integrate and manage information from disparate information sources, eliminating the challenge of interacting simultaneously with many separate diagnostic systems, driving optimized workflow and improved productivity.  The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control.  In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue
System	$ 9,439,857	$ 8,162,504	$ 14,673,611	$ 15,023,312
Disposables, service and accessories	5,578,221	4,481,833	10,961,076	8,754,162
Total revenue	15,018,078	12,644,337	25,634,687	23,777,474

Cost of revenue
System	4,313,774	3,212,031	6,390,490	5,775,513
Disposables, service and accessories	612,379	1,453,854	1,456,332	2,351,052
Total cost of revenue	4,926,153	4,665,885	7,846,822	8,126,565

Gross margin	10,091,925	7,978,452	17,787,865	15,650,909

Operating expenses:
Research and development	3,358,008	3,636,007	6,727,546	6,945,870
Sales and marketing	8,446,612	7,680,549	15,141,730	15,133,984
General and administration	3,976,057	3,314,678	7,866,394	7,352,843
Total operating expenses	15,780,677	14,631,234	29,735,670	29,432,697
Operating loss	(5,688,752)	(6,652,782)	(11,947,805)	(13,781,788)
Other income/(expense)	2,507,221	304,709	970,052	555,646
Interest income	2,148	4,376	4,930	31,349
Interest expense	(682,804)	(1,096,080)	(1,315,921)	(1,775,071)
Net loss	$ (3,862,187)	$ (7,439,777)	$ (12,288,744)	$ (14,969,864)

Net loss per common share:
Basic and diluted	$ (0.08)	$ (0.18)	$ (0.25)	$ (0.36)

Weighted average shares used in computing net loss per common share:
Basic and diluted	49,885,589	41,670,130	49,753,046	41,476,704

STEREOTAXIS, INC.
BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$ 22,014,249	$ 30,546,550
Accounts receivable, net of allowance of $294,368 and $322,463 in 2010 and 2009, respectively	14,147,775	11,152,648
Current portion of long-term receivables	63,800	66,800
Inventories	4,272,702	4,403,675
Prepaid expenses and other current assets	3,024,675	3,872,535
Total current assets	43,523,201	50,042,208
Property and equipment, net	4,445,477	4,790,310
Intangible assets	2,742,778	1,144,445
Long-term Receivables	146,425	138,441
Other assets	5,112	5,112
Total assets	$ 50,862,993	$ 56,120,516

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 19,499,999	$ 3,333,333
Accounts payable	5,766,991	3,881,205
Accrued liabilities	7,698,627	8,615,287
Deferred contract revenue	7,606,228	7,191,492
Warrants	3,172,562	4,142,614
Total current liabilities	43,744,407	27,163,931

Long term debt, less current maturities	7,154,045	20,346,655
Long term deferred contract revenue	789,381	948,574
Other liabilities	14,134	20,013

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2010 and 2009; none outstanding at 2010 and 2009	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2010 and 2009; 50,356,233 and 50,208,171 issued at 2010 and 2009, respectively	50,356	50,208
Additional paid-in capital	335,058,197	331,249,918
Treasury stock, 40,151 shares at 2010 and 2009	(205,999)	(205,999)
Accumulated deficit	(335,741,528)	(323,452,784)
Total stockholders' equity	(838,974)	7,641,343
Total liabilities and stockholders' equity	$ 50,862,993	$ 56,120,516